EXHIBIT - 11

                         CINCINNATI MILACRON INC. AND SUBSIDIARIES
                             COMPUTATION OF PER-SHARE EARNINGS


                                     (In thousands, except per-share amounts)

                                           1994           1993         1992
                                        -------      ---------      -------
Net earnings (loss)                     $37,711      $(101,930)     $21,535

Less preferred dividends                    240            240          240
                                        -------      ---------      -------
 Net earnings (loss) available
    to common shareholders              $37,471      $(102,170)     $21,295
                                        =======      =========      =======
Primary

  Average number of shares
    outstanding                          33,641         31,536       27,417
Add dilutive effect of stock
    options based on treasury
      stock method                          421            812          190
                                        -------      ---------      -------
      Total                              34,062         32,348       27,607
                                        =======      =========     =======

        Per share amount                $  1.10      $   (3.16)     $   .77
                                        =======      =========      =======
Fully diluted (a)

  Average number of shares
    outstanding                          33,641                      27,417
Add dilutive effect of stock
    options based on treasury
      stock method                          470                         206
                                        -------                     -------
      Total                              34,111                      27,623
                                        =======                     =======

        Per share amount                $  1.10                     $   .77
                                        =======                     =======



(a) Fully diluted earnings per common share is not presented for 1993 because the effect would be anti-dilutive.